Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Fourth Quarter 2025 Financial Results

March 11, 2026

Welcome: Charles Beck

Welcome everyone to our Q4 earnings call. I’m Charles Beck, Digimarc’s CFO, and I’m joined today by Riley McCormack, Digimarc’s CEO. On the call today, Riley will provide a business update, and I will discuss Q4 2025 financial results. This will be followed by a question-and-answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there. For those of you dialing in, this is a reminder that we are simulcasting the presentation we will walk through today. If you would like to follow along with the slides, I would encourage you to join our webcast as referenced in our earnings press release shared earlier today.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update: Riley McCormack

Slide 3

Thank you, Charles, and hello everyone.

On this call, we will walk through Digimarc’s Q4 performance, highlight our strategic progress across product innovation and commercial execution, share updates on our financial metrics such as ARR and free cash flow, and provide clarity on where we are focused in 2026.

Since our last call, we made significant progress in advancing adoption of our Secure Gift Card solution. We achieved a critical milestone by signing our first commercial order and are laying the rails for future orders by advancing initial rollout plans with eight North American retailers, including four of the largest. We signed IP licensing agreements with two of the world’s largest and most respected technology companies, providing validation of the relevance and value of our inventions by two companies widely regarded as leaders in the new era of AI. We secured an upsell with an existing customer to expand their use of our Anti-counterfeiting solution to allow for the authentication of tax stamps, a new application for our solution. We added two new logos in the digital space, one a global consumer goods company and the other an AI-powered content generation company, demonstrating that business model or vertical does not impact the need for digital trust and integrity solutions. And we signed a deal with another major CPG to enable their participation in end-to-end market demonstrations of Digimarc Recycle in Germany, the second European country running a scaled validation of our solution’s real-world ability to create higher quality and quantities of plastic recyclate.

Touching on our financial highlights in Q4, we achieved both positive non-GAAP net income and positive free cash flow in the quarter, two milestones Digimarc hasn’t achieved in over 12 years. We ended the year with just under $13M of cash and investments, and no debt. And we expect to generate significant ARR growth in 2026.

Slide 4

As a reminder, our three focus areas are Retail Loss Prevention, Product Authentication, and Digital Trust and Integrity, and we serve these markets with the seven solutions you see listed on this slide. In addition, and as demonstrated by the business highlights just discussed, we continue to selectively engage outside of our three focus areas when the opportunities represent low-distraction revenue and/or advance our positioning in longer-term strategic areas.

Before we dive into the details of our progress in the quarter, I want to remind investors of the focused strategy we communicated last year as it provides important context for an issue that is front-of-mind for all investors, but particularly those in the software space.

Last year we shared that in the wake of the relentless acceleration of AI models and agents, a vacuum of trust and authenticity is being created. Trust is fast becoming the only currency that matters, and we believe that the future will belong to companies that make that currency scalable. This is why we are building the trust layer for the modern world -- a foundation that is needed more now than ever and is emerging as a significant opportunity we were created to lead.

Today, as investors weigh the ever-increasing risk that AI’s rapid advancement poses to workflow and task automation software functionality, Digimarc’s strategic focus positions us as one of the select software companies poised to benefit from this irreversible trend. As opposed to threatening our business, AI’s advance is instead driving an increased need for solutions that make trust verifiable and authenticity scalable, the two things that all our solutions are purposefully built to do.

Moreover, our competitive moats are not reliant on the size of our code base and/or our number of pre-built integrations. Instead, they are built upon our vast Intellectual Property (IP), our multiple network effects, and our ability to bridge the physical and digital domains, all of which remain unaffected by the advent of AI.

As a result, we are well positioned amongst our software peers because we welcome even greater AI disruption. Instead of compromising our opportunity set and/or eroding our competitive moats, this disruption is acting as a tailwind to our business by expanding the trust vacuum our solutions are built to fill.

Slide 5

Our greatest near-term opportunity is in Retail Loss Prevention, and more specifically, our Secure Gift Card solution. On this front, we have made substantial progress towards gaining widespread adoption, aided by the industry’s hyper-focus on finding an answer to the fraud that is creating an existential threat to their business.

Results to date demonstrate the power of our solution -- strong fraud reduction, improved checkout experience, and high scalability across printers, brands, and retailers, all without any adverse impact on sales.

Due to the positive impact that we expect our Secure Gift Card solution to have on our 2026 (and beyond) results, we wanted to provide investors with additional information and transparency to ensure they have a full understanding of the opportunity ahead. We have posted a Gift Card Investor Supplemental on the investor relations section of our website, a hyperlink to which can be found on this slide.

The US serviceable addressable market (SAM) for our solution is an estimated 3 billion to 5 billion cards annually. The global SAM is 7.5 billion to 17 billion cards annually. Commercial activity against that SAM is accelerating, supported by ecosystem partnerships, growing regulatory pressure for secure packaging, and large retailers preparing for initial rollouts in 2026.

With key workstreams to enable large gift card printers now largely complete, our focus for 2026 is commencing large-scale rollouts of Digimarc-enabled firmware across retailers’ front-of-store scanners and catalyzing significant adoption of our solution by the gift card brands that are sold through those stores. As a reminder, our current Go-To-Market model is to monetize the gift card side of the network and provide our scanner detection software for free.

One of the longest lead time dependencies, and the greatest source of historic timing risk, has been the scanner vendors shipping generally available (GA) versions of their firmware running our latest software. This is a prerequisite for retailers to begin their in-store firmware refresh process, which itself is a requirement for the industry to capture the value from printers, brands, and program managers licensing our solution.

Over the last few months, the three major scanner vendors have all publicly committed to timelines to complete this critical gatekeeping activity. More recently, based on evergreened commitments these vendors continue to make to their largest retailer customers, we believe it is a matter of weeks until the most relevant scanner models from these industry-leading vendors have GA firmware that incorporates our latest software.

With the expectation that this historically significant risk factor is weeks away from being predominantly behind us, we are advancing the rollout plans of Digimarc-enabled firmware with our initial cohort of retailer partners and are excited with the information we can publicly share.

We currently expect all Schnucks locations to be carrying Digimarc-secured gift cards this spring and approximately 600 stores of a major US retailer to be doing the same this summer, with plans to greatly expand that number for Holiday 2026. In addition, we are in various stages of planning initial rollouts with an additional six retailers, including three of the largest in North America. When including the major US retailer that I referenced a moment ago, our initial cohort of retailers includes a humbling list of widely respected industry leaders, including four of the largest retailers in North America.

Turning now to gift card enablement, earlier in this current quarter we closed our first Secure Gift Card commercial order, representing over $500 thousand in ARR. This order is comprised of gift cards from six Closed-Loop and Open-Loop brands and represents the first batch of gift cards that will appear in Schnucks stores in early spring and the approximately 600 stores of the major US retailer in mid-summer.

As we describe in greater detail in our Gift Card Investor Supplemental, we expect our pricing to increase over three stages based on our solution’s adoption maturity and scale. Using our current “Digimarc-subsidized” pricing, this first order represents less than 0.1%, or 10 basis points, of our US SAM described earlier.

We are in conversation with additional Open-Loop and Closed-Loop brands, comprising both 3rd party and 1st party issuers, supporting the retailer rollout planning already discussed. In all instances our conversations with the brands are being aided by the retailers and the gift card networks, both of whom hold enormous power in the ecosystem. Recall that one of the most powerful aspects of this opportunity is that fraud is a zero-sum game. The belief that laggards will face an increasing percentage of an ever-increasing amount of fraud remains at the very front of ecosystem participants’ minds.

Slide 6

In our last few Quarterly Investor Presentations, we have shown a slide that described the Gift Card Ecosystem at a very high level. This updated slide replaces that slide and is included in the Gift Card Investor Supplemental that I referenced earlier. It provides more detail of the ecosystem we are enabling as we lay the rails for what we expect to accomplish in 2026 and beyond.

Slide 7

Turning now to Product Authentication, ARR from our Anti-counterfeiting solution continues to grow, driven by customer upsells and new customer wins. Brands face rampant counterfeiting and IP theft, with bad actors advancing their technology and processes to replicate packaging and security features with alarming accuracy, something made ever easier with the advancement of AI.

Decentralized supply chains and omnichannel sales make counterfeit detection more difficult, forcing brands to be reactive against emerging threats. Many security measures require trained inspectors and specialized tools, limiting accessibility, increasing costs and reducing scalability.

Digimarc’s secure and scalable, covert and connected solution provides superior results when compared to competing analog solutions such as tags, codes, inks, or labels.

We closed multiple upsell deals with existing customers of our anti-counterfeiting solution, reflecting both increased contract value and the expansion of our solution to new geographies and new brands. As we have repeatedly stated, when we solve our customers’ most challenging problems, we expect to be an upsell and cross-sell company.

We closed an upsell with an existing customer to expand their use of our anti-counterfeiting solution to allow for the authentication of tax stamps, representing a new application of our solution. We also secured an upsell with one of the world’s leading pharmaceutical companies as they expand our solution across more of their products around the world.

A prospect who originally contacted us to explore the use of our Anti-counterfeiting solution is now progressing in our digital pipeline, something that happened almost immediately after we told them about our offering in this space. This shows the synergistic nature of our authentication focus and related solution suite as well as the greenfield nature of our work in the Digital Trust and Integrity space. Piracy of their digital assets was a problem this organization had previously thought unsolvable until they engaged with us.

Looking ahead, we are soon to enter print trials for the application of our solution to cigarette tipping paper, bringing our solution down to the “stick” level where a large percentage of the counterfeiting occurs. There are an estimated 5 trillion cigarettes sold each year, representing a sizeable unit Total Addressable Market (TAM), assuming our solution meets the market needs.

Slide 8

Turning now to Digital Trust and Integrity, we exceeded our conservative 2025 ARR assumptions in this space and look to accelerate our traction throughout 2026. Problems of trust and integrity in the digital domain existed prior to the advent of AI, but AI has created new ones, while making prior ones worse and/or harder to solve. The work of C2PA has created wide awareness that our technology addresses many of these problems, and our history, our credibility, our expertise, our experience, and our first-to-market with – and co-leadership of – the digital watermarking component of the C2PA standard are all coalescing to ensure we are well positioned to surf this ever-growing wave.

I want to use this call to provide more background information on one of our four solutions in this area, Leak Detection, and specifically the version of our solution that provides leak detection for web content. We featured this solution in a recent press release and case study with a Fortune 100 global technology company.

Our Leak Detection for Web Content solution addresses a significant gap in the data loss prevention (DLP) space: low-tech, image-based leaks of internal company information. Risk assessments sometimes refer to this as the “mobile picture path,” and it has long remained an identified risk without a risk reduction method.

These leaks happen when an employee, contractor, or people working at trusted third parties like suppliers or outsourcing firms use their phones to take pictures of screens showing sensitive and confidential information. These images can be shared externally on social media, news sites, online forums, and more, causing harm to the owners of that sensitive and confidential information.

Companies like Coca-Cola, HP, TD Bank, and even CrowdStrike have made the news in recent months due to image-based leaks exposing everything from dashboards, IT security details, customer data, product designs and images, and factory layouts. These stories reveal how low-tech leaks can bypass the best DLP stacks, resulting in financial losses, lost competitive advantage, and legal and reputational harm.

While photo-based leaks are nearly impossible to prevent -- especially when people work remotely -- Digimarc enables companies to identify leakers quickly so they can take action, prevent future leaks, and gain insights to build a more trustworthy workforce and extended ecosystem.

Our Leak Detection for Web Content solution adds a covert security layer to on-screen content without impacting the user experience or interfering with day-to-day work activity. When sensitive information is captured via screenshot or photo, Digimarc’s covert, resilient security layer is captured along with it. Then when an image is discovered online, our customers simply upload it to the Illuminate platform to help identify the source of the leak -- fast, effective, and scalable across global workforces and ecosystems.

Our other version of Leak Detection provides leak detection for media assets, and in Q4 we signed a deal with a global consumer goods company to help them address unauthorized sharing of sensitive digital content by trusted channels under embargo. Our customer has already received tangible benefits from our solution’s real-world efficacy, and we expect to grow our deal with them over time.

We also signed an Internal Compliance deal with an AI-powered content generation company interested in supporting attribution, auditability, and responsible commercialization of their user-generated content as rights-holder scrutiny of GenAI intensifies.

Slide 9

While we are focused on our authentication use cases, we continue to support identification use cases that could drive future growth. We are advancing our position in these longer-term strategic areas and are confident in our ability to win when the time is right to pursue them.

An example of this is in recycling, where we are progressing well in both the Belgium and Germany end-to-end market demonstrations of our solution’s ability to impact real-world change. Digimarc-enabled product volume is expected to reach critical mass in sortation centers by mid-year in Belgium and by Q3 in Germany. We believe these live “cradle-to-rebirth” activities will result in the production of new fractions of PCR feedstock that is not possible using current sorting technologies. This would provide tangible proof of our solution’s ability to – among other things -- create new end markets for recycled plastic, something that is critical for the industry’s ability to comply with the sunrise of the EU’s Packaging and Packaging Waste Regulation (PPWR).

We also closed an upsell deal with one of our Engage customers in Q4 and have multiple opportunities in our pipeline across both our Automate and Engage solutions.

I will now turn the call over to Charles to discuss our financial results.

Financial Results: Charles Beck

Slide 11

Thank you, Riley.

Ending ARR for Q4 was $13.7 million compared to $20.0 million for Q4 last year. The decrease reflects the loss of two large customer contracts outside of our focus areas, the $3.5 million DRS contract in Q2 and the $3.1 million retailer contract that I stated on the last call would lapse in Q4. Excluding these two items, ARR grew $400 thousand year-over-year. That growth, however, was largely muted by higher other customer churn and choosing to be strategically price-aggressive on solutions outside of our focus areas. As I have stated previously, we expected higher churn as we sharpened our go-to-market focus.

For 2026, we expect to deliver significant ARR growth, with contributions from all focus areas, but the largest single driver being our Secure Gift Card solution.

On that front, our goal is to progress our targeted retailers and brands towards meaningful adoption for Holiday 2026, for which we would expect orders in summer and early fall. We also expect there to be a continued ramp for the Spring 2027 refresh cycle (and beyond), for which we would expect orders in late fall and early winter. Time is of the essence as we work to maximize Holiday orders, and we are singularly focused on hitting the necessary deadlines to do exactly that.

As we begin to penetrate the large opportunity ahead of us in the gift card space, we will be transparent with the percentage of our ARR generated from gift card orders. At least initially, we do not believe these deals will have our typical annual contract terms, but will instead have a shorter duration. As I alluded to earlier, the gift card market is characterized by the presence of recurring orders that occur at least 2 times a year, if not more frequently, which provides us some ability to project the next twelve months’ revenue based on incoming orders. This accounting for a shorter duration will likely understate our true run-rate demand, especially as we are increasing our penetration of retail stores, brands, and the percentage of SKUs issued by those brands.

Slide 12

Total revenue for Q4 was $8.9 million, an increase of $200 thousand or 3% from $8.7 million in Q4 last year.

Subscription revenue, which accounted for 60% of total revenue for the quarter, increased 6% from $5.0 million to $5.3 million. The increase reflects $1.4 million of license fees paid during the quarter from the two IP licensing deals that Riley referenced earlier. The increase from these two deals, as well as growth in other areas, was partially offset by the impact of the two previously mentioned customer contracts that ended during 2025.

While we don’t talk about IP licensing often, it is a normal and recurring part of our business, although that revenue can be lumpy. For background, we have generated well over $100 million of IP licensing revenue over our company’s history. The reason we are highlighting the deals we signed in Q4 is that, in addition to their size, they were with two technology market leaders and highlight the value of our IP. As a reminder, we do not include IP licensing deals in ARR.

Service revenue decreased 2% from a rounded down $3.6 million to a rounded up $3.6 million, reflecting slightly lower commercial service revenue.

Subscription gross profit margin was 90% for the quarter, 5 points higher than Q4 last year, largely reflecting lower subscription platform costs. Our platform costs are now $200 thousand lower per quarter than they were at the beginning of 2025. We expect further reductions in these costs in 2026 as we continue to focus on ways to optimize our platform.

Service gross profit margin2 was 57% for the quarter, down 2 points from 59% in Q4 last year. The decrease was due to a more favorable mix of revenue and costs last year.

Operating expenses were $10.0 million for the quarter, down $4.4 million or 31% from $14.4 million in Q4 last year. Important to note, we incurred $500 thousand of costs during the quarter directly related to the two IP license deals previously mentioned, otherwise operating expense would have been down $4.9 million year over year.

The large reduction in expenses reflects lower headcount costs due to the reorganization in Q1 of 2025 as well as lower non-headcount cash costs from our ongoing corporate streamlining efforts. While we will continue to be vigilant in pursuing ways to operate more efficiently and effectively to ensure that we are maximizing the return of every dollar we spend, as mentioned on the last call, we are increasing our overall investment in the business to support the growth ahead.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $6.5 million for the quarter, down $5.4 million or 45% from $11.9 million in Q4 last year. Excluding the aforementioned $500 thousand of IP license costs, non-GAAP operating expenses would have been $5.8 million lower, exceeding the target we set out on our Q4 earnings call a year ago. Again, the decrease is mostly due to the impact of the reorganization and our ongoing non-headcount streamlining efforts.

Net loss per diluted share for the quarter was 19 cents versus 40 cents in Q4 last year. Non-GAAP net income per diluted share for the quarter was 5 cents versus a non-GAAP net loss per diluted share of 22 cents in Q4 last year.

Slide 13

Regarding cash flow, we ended the quarter with $12.9 million in cash and short-term investments, with no debt. We generated positive free cash flow of $700 thousand in the quarter compared to negative free cash flow of $4.4 million in Q4 last year, an improvement of $5.1 million. That improvement was despite a negative change in working capital of $1.0 million year-over-year, largely due to the timing of customer receipts, otherwise the improvement would have been even greater.

For Q1, we expect a free cash flow loss of $1.0 million to $2.0 million. Included in this number are some of the additional headcount investments I mentioned earlier that we are making to accelerate our growth as well as approximately $500 thousand of year-end related public company compliance costs that we incur in Q1 of every year.

Also included in this number is approximately $1.0 million in expenses we expect to pay in Q1, largely related to one-time tax and legal costs associated with implementing a new corporate structure. We expect a large cash-on-cash return from this investment as the new corporate structure will allow us to realize substantial on-going cash savings, primarily through implementing an alternative long-term employee equity incentive program favored by tax conscious entities such as REITs.

In addition to these substantial on-going cash savings, we believe this new program will maximize shareholder value in three other ways when compared to the current program by a) reducing future dilution, b) helping us to attract and retain the key talent needed to drive and support our expected growth, and c) directly tying the realization of all equity-based compensation issued under this new program, including time-based awards, to shareholder value creation. One last point to note regarding this new structure: it will require the issuance of a new CUSIP number, something a few investors have historically expressed a desire for us to do.

The details of our new corporate structure, including a robust Q&A section, will be described in greater detail in our S-4 filing due out tomorrow, which incorporates our annual proxy statement.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-K that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks: Riley McCormack

Slide 15

Thank you, Charles.

In the wake of the relentless acceleration of AI models and agents, a vacuum of trust and authenticity is being created. Trust is fast becoming the only currency that matters, and the future will belong to companies that make that currency scalable. We believe Digimarc is ideally positioned to lead that charge. We are focused on delivering a future where humans and intelligent systems alike can verify what’s real, protect what matters, and move forward with confidence. We are focused on filling the ever-expanding vacuum by positioning ourselves to deliver trust in every interaction, spanning both the physical and digital worlds. We are building the trust layer for the modern world -- a foundation that is needed more now than ever and is emerging as a significant opportunity we were created to lead.

Digimarc is capitalizing on the convergence of key trends driving increased demand for our solutions, positioning ourselves as one of the select software companies to benefit from – not be a casualty of – the relentless advance of AI.

We are advancing our Secure Gift Card solution by aligning key industry partners as we progress towards widespread adoption of our solution. We signed our first commercial order and are advancing initial rollout plans with eight retailers, including four of the largest in North America.

ARR from our Anti-counterfeiting solution continues to grow, driven by customer upsells and new customer wins. We also continue to grow the universe of form factors to which our solution is applicable, securing an upsell for tax stamps and entering print trials for tipping paper, which continues to grow our TAM.

We believe our decision to prioritize the long-term opportunity in Digital Trust & Integrity is paying off. We exceeded our conservative 2025 ARR assumptions in this space and look to accelerate our traction throughout 2026 as early results show the near-universal needs for solutions in this greenfield area.

We continue to be well-positioned to address very large problems outside of our current focus areas when the markets are ripe.

We signed IP licensing agreements with two of the world’s largest and most respected technology companies, providing validation of the relevance and value of our inventions by two companies widely regarded as leaders in the new era of AI.

We signed a deal with a major CPG to enable their participation in end-to-end market demonstrations of Digimarc Recycle in Germany, the second European country running a scaled validation of our solution’s real-world impact.

We achieved both positive non-GAAP net income and positive free cash flow in Q4’25, two milestones Digimarc hasn’t achieved in over 12 years.

We expect to generate significant ARR growth in 2026.

Operator, we will now open the call for questions.